EXHIBITS TO BE FILED BY EDGAR

Exhibit:

           A(1)  -  Certificate of Incorporation of UMICO Holdings, Inc.

           A(2)  -  By-Laws of UMICO Holdings, Inc.

           B     -  Form of Subscription Agreement for UMICO Holdings, Inc.

           F(1)  -  Opinion of Thelen Reid & Priest LLP.

           F(2)  -  Opinion of Ryan, Russell, Ogden & Seltzer LLP.